EXHIBIT 10:


A one year consulting arrangement was orally entered into between Provident Financial Group, Inc. and its former President and Chief
Executive Officer, Allen L. Davis. Under the arrangement, Mr. Davis will be available for consultation as reasonably required by the Company to assure a seamless transition of management and to take advantage of Mr. Davis' extensive banking experience. As compensation, for such an arrangement, Mr. Davis will receive compensation of $1 million, payable quarterly in arrears in Company stock or cash at the discretion of the Company.